Harbor Target Retirement Funds

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of Harbor Funds

We have audited the accompanying statements of assets and liabilities, including the portfolios of investments, of Harbor Target Retirement Income Fund, Harbor Target Retirement 2010 Fund, Harbor Target Retirement 2015 Fund, Harbor Target Retirement 2020 Fund, Harbor Target Retirement 2025 Fund, Harbor Target Retirement 2030 Fund, Harbor Target Retirement 2035 Fund, Harbor Target Retirement 2040 Fund, Harbor Target Retirement 2045 Fund, and Harbor Target Retirement 2050 Fund (ten of the portfolios constituting the Harbor Funds (the Trust)) as of October 31, 2010, and the related statements of operations for the year then ended, the statements of changes in net assets and the financial highlights for the year then ended and for the period from January 2, 2009 (commencement of operations) through October 31, 2009. These financial statements and financial highlights are the responsibility of the Trusts management.
Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Trusts internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trusts internal control over financial reporting. Accordingly, we express no such opinion.
An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
Our procedures included confirmation of securities owned as of October 31, 2010, by correspondence with the custodian and the shareholder servicing agent. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial positions of Harbor Target Retirement Income Fund, Harbor Target Retirement 2010 Fund, Harbor Target Retirement 2015 Fund, Harbor Target Retirement 2020 Fund, Harbor Target Retirement 2025 Fund, Harbor Target Retirement 2030 Fund, Harbor Target Retirement 2035 Fund, Harbor Target Retirement 2040 Fund, Harbor Target Retirement 2045 Fund, and Harbor Target Retirement 2050 Fund of the Harbor Funds at October 31, 2010, the results of their operations for the year then ended, the changes in their net assets and the financial highlights for the year then ended and for the period from January 2, 2009 (commencement of operations) through October 31, 2009 in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP

December 17, 2010